Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC., REPORTS FIRST QUARTER 2009 RESULTS

• 17.5% increase in adjusted EPS

• Consolidated comparable store sales of 5.7%

Springfield, MO, April 29, 2009 — O’Reilly Automotive, Inc. (“O’Reilly” or “the Company”) (Nasdaq: ORLY) today announced record revenues and earnings for the first quarter ended March 31, 2009.

Sales for the three months ended March 31, 2009, totaled $1.16 billion, up 80% from $0.65 billion for the same period a year ago. Gross profit for the first quarter of 2009 increased to $0.54 billion (or 46.6% of sales) from $0.29 billion (or 44.6% of sales) for the first quarter of 2008, representing an increase of 88%. Selling, General and Administrative expenses increased to $0.43 billion (or 36.9% of sales) for the first quarter of 2009 from $0.21 billion (or 33.2% of sales) for the first quarter of 2008, representing an increase of 100%.

Net income for the first quarter ended March 31, 2009, totaled $63 million, up 36% from $46 million for the same period in 2008. Diluted earnings per common share for the first quarter of 2009 increased 15.0% to $0.46 on 136.2 million shares compared to $0.40 for the first quarter of 2008 on 116.3 million shares.

Commenting on the Company’s quarterly results, Greg Henslee, CEO and Co-President stated, “We are very pleased with our performance in the first quarter, highlighted by consolidated comparable store sales growth of 5.7% and a 200 basis point improvement in our gross profit as a percent of sales. Our O’Reilly branded stores performed exceptionally well throughout the quarter, finishing with comparable store sales of 8.2%. We are excited to report our second consecutive quarter of positive comparable store sales growth in the recently acquired CSK branded stores as well. The solid sales performance is a result of our Team’s combined effort to provide the best customer service in our business supported by improved product mix in the CSK branded stores. We have received very encouraging feedback from our CSK Store Managers who continue to see the benefits of these inventory enhancements.”

The Company’s first quarter results include a charge related to the July 11, 2008, acquisition of CSK Automotive, Inc. (“CSK”). The non-cash charge to amortize the value assigned to CSK’s trade names and trademarks, which will be amortized over approximately two years to coincide with the anticipated conversion of CSK branded store locations to O’Reilly branded locations, is included in SG&A. Adjusted diluted earnings per share, excluding the impact of the acquisition related charge, increased 17.5% to $0.47 from the same period one year ago. The impact of the acquisition related charge, net of tax, was as follows:

	Net Income	Diluted Earnings Per Share
	Three Months Ended March 31, 2009	Three Months Ended March 31, 2009
	(in thousands, except per share data)
Net income excluding acquisition-related charges	$64,170	$0.47

Acquisition related charges:

Amortization of trade names and trademarks, net of tax	1,335	0.01

Net income and diluted EPS	$62,835	$0.46

Comparable store sales for O’Reilly branded stores open at least one year increased 8.2% for the first quarter ended March 31, 2009. Comparable store sales for CSK branded stores open at least one year increased 1.5% for the first quarter ended March 31, 2009. Consolidated comparable store sales for stores open at least one year increased 5.7% for the first quarter ended March 31, 2009.

“With the opening of 52 net new stores during the quarter, our total store count at March 31 grew to 3,337 stores,” Ted Wise, COO and Co-President stated. “Our dedicated store conversion Team Members converted 93 CSK branded stores to the O’Reilly brand over the quarter and in mid-April, we successfully converted CSK’s existing Detroit distribution center to the O’Reilly system. In conjunction with converting the DC, we converted the 79 Murray’s stores it supports to the O’Reilly point of sale system, and we are excited to see the positive effect nightly deliveries will have on these stores.” Mr. Wise added, “We are on schedule for the May opening of our new distribution center in Greensboro, North Carolina, which will support much of this year’s new store expansion. All our stores remain focused on providing the best customer service in the industry as we work to complete the CSK integration and look forward to growing the O’Reilly brand across the country.”

The Company estimates diluted earnings per share for the second quarter of 2009 to range from $0.50 to $0.54 and estimates diluted earnings per share for the year ended December 31, 2009, to range from $1.89 to $1.93. Excluding the expected impact of acquisition charges related to CSK of $0.01 per diluted share, adjusted earnings per share is expected to range from $0.51 to $0.55 for second quarter of 2009. Excluding the expected impact of acquisition charges for trade names and trademarks related to CSK of $0.03 for the year ended December 31, 2009, adjusted earnings per share is expected to range from $1.92 to $1.96.

Comparable store sales estimates for the second quarter and full year of 2009 are listed below:

Comparable Store Brand	Three Months Ended June 30, 2009	Twelve Months Ended December 31, 2009
O’Reilly Branded	3.0% to 5.0%	3.0% to 5.0%
CSK Branded	1.0% to 3.0%	2.0% to 4.0%
Consolidated	2.0% to 4.0%	2.0% to 4.0%

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of financial results and estimates excluding the impact of a non-cash acquisition-related charge provides meaningful supplemental information to both management and investors that is indicative of the Company’s core operations. The Company excludes this item in judging its performance and believes this non-GAAP information is useful to investors as well. The Company has included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation table.

The Company will host a conference call Thursday, April 30, 2009, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company’s web site, www.oreillyauto.com, by clicking on “Investor Relations” and then “News Room”. A replay of the call will also be available on the Company’s website following the conference call. We invite interested analysts to join our call. The dial-in number for the call is (706) 643-0114 and the conference call ID number is 92621940.

O’Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional installer markets. Founded in 1957 by the O’Reilly family, the Company operated 3,337 stores in 38 states as of March 31, 2009.

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “will” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental approvals, our ability to hire and retain qualified employees, risks associated with the integration of acquired businesses including the acquisition of CSK, weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the Risk Factors sections of the Company’s Form 10-K for the year ended December 31, 2008, for additional factors that could materially affect the Company’s financial performance

For further information contact:	Investor & Media Contacts Mark Merz (417) 829-5878 or Ashley Clark (417) 874-7249

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2009	March 31, 2008	December 31, 2008
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$37,404	$113,287	$31,301
Accounts receivable, net	109,878	93,123	105,985
Amounts receivable from vendors	52,557	47,293	59,826
Inventory	1,626,199	892,583	1,570,144
Deferred income taxes	75,604	—	64,028
Other current assets	54,927	20,331	44,149

Total current assets	1,956,569	1,166,617	1,875,433

Property and equipment, at cost	2,095,397	1,534,819	1,939,532
Accumulated depreciation and amortization	522,809	408,856	489,639

Net property and equipment	1,572,588	1,125,963	1,449,893

Notes receivable, less current portion	14,192	24,253	21,548
Goodwill	722,306	50,583	720,508
Deferred income taxes	21,244	—	28,767
Other assets	90,895	30,320	97,168

Total assets	$4,377,794	$2,397,736	$4,193,317

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$760,613	$417,128	$736,986
Income taxes payable	26,579	—	9,951
Self insurance reserve	67,461	31,838	65,170
Accrued payroll	56,093	27,445	60,616
Accrued benefits and withholdings	38,740	14,698	38,583
Deferred income taxes	—	10,364	—
Other current liabilities	139,053	61,530	134,064
Current portion of long-term debt	8,310	25,323	8,131

Total current liabilities	1,096,849	588,326	1,053,501

Long-term debt, less current portion	782,658	75,068	724,564
Deferred income taxes	—	26,651	—
Other liabilities	132,811	56,678	133,034

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares – 135,409,204 as of March 31, 2009; 115,481,606 as of March 31, 2008; and 134,828,650 as of December 31, 2008	1,354	1,155	1,348
Additional paid-in capital	970,094	448,173	949,758
Retained earnings	1,405,460	1,202,724	1,342,625
Accumulated other comprehensive loss	(11,432)	(1,039)	(11,513)

Total shareholders’ equity	2,365,476	1,651,013	2,282,218

Total liabilities and shareholders’ equity	$4,377,794	$2,397,736	$4,193,317

Note: The balance sheet at December 31, 2008 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Sales	$1,163,749	$646,220
Cost of goods sold, including warehouse and distribution expenses	621,079	357,726

Gross profit	542,670	288,494
Selling, general and administrative expenses	429,334	214,338

Operating income	113,336	74,156
Other income (expense), net
Interest expense	(12,060)	(1,371)
Interest income	426	900
Other, net	483	21

Total other expense, net	(11,151)	(450)

Income before income taxes	102,185	73,706
Provision for income taxes	39,350	27,375

Net income	$62,835	$46,331

Net income per common share	$0.47	$0.40

Net income per common share – assuming dilution	$0.46	$0.40

Weighted-average common shares outstanding	135,043	115,386

Adjusted weighted-average common shares outstanding – assuming dilution	136,234	116,291

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2009	2008
Net cash provided by operating activities	$86,550	$118,854

Investing activities:
Purchases of property and equipment	(151,262)	(59,186)
Proceeds from sale of property and equipment	1,165	1,367
Payments received on notes receivable	1,332	1,193
Other	(1,827)	48

Net cash used in investing activities	(150,592)	(56,578)

Financing activities:
Proceeds from issuance of long-term debt	61,276	—
Tax benefit of stock options exercised	2,025	549
Principal payments of long-term debt and capital leases	(3,512)	(79)
Net proceeds from issuance of common stock	10,356	2,986

Net cash provided by financing activities	70,145	3,456

Net increase in cash and cash equivalents	6,103	65,732
Cash and cash equivalents at beginning of period	31,301	47,555

Cash and cash equivalents at end of period	$37,404	$113,287

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

(Unaudited)

	March 31,
	2009	2008
Inventory turnover (1)	1.6	1.6
Inventory turnover, net of payables (2)	3.0	3.0

AP to inventory (3)	46.8%	46.7%
Debt-to-capital (4)	25.1%	5.7%
Return on equity (5)	9.5%	12.2%
Return on assets (6)	5.4%	8.4%

	Three Months Ended March 31,
	2009	2008
Other Information (in thousands):
Capital Expenditures	$151,262	$59,186
Depreciation and Amortization (7)	$36,032	$21,492
Interest Expense	$12,060	$1,371
Lease and Rental Expense	$57,589	$14,861

Sales per weighted-average square foot – O’Reilly Brand (8)	$49.92	$50.71
Sales per weighted-average square foot – CSK Brands (8)	$47.05

Square footage (in thousands) – O’Reilly Brand	15,074	12,735
Square footage (in thousands) – CSK Brands	8,507

Sales per weighted-average store (in thousands) – O’Reilly Brand (9)	$358	$346
Sales per weighted-average store (in thousands) – CSK Brands (9)	$332

Total employment	42,293	24,017

	Store Count by Brand
	O’Reilly	Checker	Schuck’s	Kragen	Murray’s	Total
December 31, 2008	2,031	402	216	495	141	3,285
New	58	—	—	—	—	58
Merged	—	(6)	—	—	—	(6)
Rebranded	93	(55)	—	—	(38)	—
Closed	—	—	—	—	—	—

March 31, 2009	2,182	341	216	495	103	3,337

(1)	Calculated as cost of sales for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the numerator.
(2)	Calculated as cost of sales for the last 12 months divided by average net inventory. Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the numerator.
(3)	Accounts payable divided by inventory.
(4)	The sum of long-term debt and current portion of long-term debt, divided by the sum of long-term debt, current portion of long-term debt and total shareholders’ equity.
(5)	Last 12 months net income, before the impact of one-time charges related to the acquisition of CSK, divided by average shareholders’ equity. Due to the one-time nature of the CSK related charges, these adjustments are made to provide comparable results. Average shareholders’ equity is calculated as the average of shareholders’ equity for the trailing four quarters used in determining the numerator.
(6)	Last 12 months net income, before the impact of one-time charges related to the acquisition of CSK, divided by average total assets. Due to the one-time nature of the CSK related charges, these adjustments are made to provide comparable results. Average total assets is calculated as the average total assets for the trailing four quarters used in determining the numerator.
(7)	Includes acquisition-related amortization of trade names and trademarks.
(8)	Total sales less jobber sales, divided by weighted-average square feet. Weighted-average sales per square foot is weighted to consider the approximate dates of store openings or expansions.
(9)	Total sales less jobber sales, divided by weighted-average stores. Weighted-average sales per store is weighted to consider the approximate dates of store openings or expansions.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(Unaudited)

(In thousands, except per share data)

Three Months Ended March 31, 2009
Adjusted net income	$64,170
Trade names and trademarks amortization, net of tax	1,335

Net income (GAAP)	$62,835

Adjusted weighted-average common shares outstanding – assuming dilution	136,234

Adjusted net income per share – diluted (Non-GAAP)	$0.47

Net income per share – diluted (GAAP)	$0.46